Exhibit 99.1

ATRM PROVIDES UPDATE ON

KBS OPERATIONS AND OUTLOOK

REGAINS COMPLIANCE WITH SEC REPORTING REQUIREMENTS

St. Paul, Minn (05/26/15)—ATRM Holdings, Inc. (Nasdaq: ATRM) (“ATRM” or the “Company”) today provided an update on its KBS operations and outlook for the remainder of fiscal 2015 and announced that it recently regained compliance and is now current with its Securities and Exchange Commission (“SEC”) reporting requirements.

Recent Highlights:

●	Expect that recent operating improvements at KBS will allow ATRM to achieve meaningful improvement in results for Q2 and the second half of 2015

●	Completed filings to become current with SEC reporting requirements

●	Received first royalty payment from divested test handler product line

●	Executed agreement for early exit from underutilized corporate headquarters facility

In April of 2014, ATRM acquired KBS, a Maine-based manufacturer of modular structures for residential and commercial applications, and divested its Minnesota-based test handler product line, which was its only operating business in the first quarter of 2014.

“Our net sales and operating results in the first quarter were adversely impacted by the winter weather conditions in the New England area, which were much more severe than normal this year,” said Dan Koch, ATRM’s president and chief executive officer. “We also incurred approximately $500,000 in excess costs in the quarter related to two commercial projects that were in process at the time of the KBS acquisition. We are continuing to work hard to improve the operations at KBS. Initiatives include selective price increases, organizational streamlining, implementation of standard contracts, and improvements in operating processes, financial reporting, and controls. As we enter the peak season for our business, we believe these initiatives will lead to improved operating results at KBS in future quarters. We expect sales to meaningfully improve in the second quarter versus the first quarter.”

“During the first quarter, we received our first royalty payment of approximately $770,000 from the transfer of our test handler product line to a semiconductor equipment company on April 22, 2014,” Mr. Koch continued. “The payment was for test handler sales for the period from April 22, 2014 through December 31, 2014, or approximately eight months. Future royalty payments are due quarterly. As a reminder, these royalty payments do not show up in our income statement, but do show up in our cash flow statement. In addition, on May 1, 2015, we executed an early termination of the lease for our underutilized corporate headquarters facility in North St. Paul, MN, which also helps improve our cash flow in future periods. We relocated our corporate offices to nearby St. Paul, MN. Finally, after being delinquent on our SEC filings for a time following the KBS acquisition, on May 20, 2015, we filed our Form 10-Q for the quarterly period ended March 31, 2015, which brought us current on our SEC filings.”

Jeff Eberwein, chairman of ATRM’s board of directors, commented, “While the operating results and order backlog of KBS after we acquired it in April 2014 were inconsistent with the assurances we received from the seller, we believe that it will become a good business in a growing industry with compelling demographics and will prove to be a good investment after the recent significant improvements we have made to management and the operations. Dan Koch, our CEO, recently relocated to Maine to assume an active role in the daily management of KBS. When both of KBS’s manufacturing plants are operating at full capacity, we believe KBS could be capable of generating approximately $40 million in annualized revenues and achieving operating margins of five to ten percent or more. We expect that KBS’s operating results will improve in the second quarter and the rest of 2015. We are pleased to now be current on all our SEC filings. As a result, we are in a much better position to move forward with our long-term strategy to seek out additional acquisitions, generate pre-tax profits, and realize the benefits of ATRM’s significant NOL asset.”

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (Nasdaq: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Paul Askegaard
ATRM Holdings, Inc.
(651) 704-1812